As filed with the Securities and Exchange Commission on February 10, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RENOVIS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3353740
(State of incorporation)	(I.R.S. Employer Identification No.)

Two Corporate Drive

South San Francisco, California 94080

(650) 266-1400

(Address of principal executive offices, including zip code, and telephone number)

Renovis, Inc. 2006 Employment Commencement Incentive Plan

Amended and Restated Renovis, Inc. 2003 Stock Plan

Renovis, Inc. Employee Stock Purchase Plan

(Full title of the plans)

Corey S. Goodman

President and Chief Executive Officer

Renovis, Inc.

Two Corporate Drive

South San Francisco, California 94080

(650) 266-1400

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Alan C. Mendelson, Esq.

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

(650) 328-4600

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock (1), par value $0.001 per share:
To be issued under the Renovis, Inc. 2006 Employment Commencement Incentive Plan	250,000	$19.84	$4,960,000.00	$530.72
To be issued under the Amended and Restated Renovis, Inc. 2003 Stock Plan	1,016,319	$19.84	$20,163,768.96	$2,157.53
To be issued under the Renovis, Inc. Employee Stock Purchase Plan	194,444	$19.84	$3,857,768.96	$412.79
Total	1,460,763	—	$28,981,537.92	$3,101.04

(1)	Each share of Renovis, Inc. common stock, par value $0.001 per share (the “Common Stock”), being registered hereunder, if issued prior to the termination by the Registrant of its Rights Agreement, will include one preferred share purchase right (the “Preferred Share Purchase Rights”). Prior to the occurrence of certain events, the Preferred Share Purchase Rights will not be exercisable or evidenced separately from the Common Stock.
(2)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Renovis, Inc. 2006 Employment Commencement Incentive Plan, the Amended and Restated Renovis, Inc. 2003 Stock Plan or the Renovis, Inc. Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(3)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is determined based on the average of the high and the low prices for the Common Stock as reported on the Nasdaq National Market System on February 8, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This registration statement covers (1) 250,000 shares of Common Stock that have been authorized for issuance under the Renovis, Inc. 2006 Employment Commencement Incentive Plan, (2) 1,016,319 shares of Common Stock that have been authorized for issuance under the Amended and Restated Renovis, Inc. 2003 Stock Plan and (3) 194,444 shares of Common Stock that have been authorized for issuance under the Renovis, Inc. Employee Stock Purchase Plan.

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by Renovis, Inc. (the “Company”), are incorporated by reference in this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-50564) (including information specifically incorporated by reference in the Company’s Form 10-K from the Company’s Definitive Proxy Statement for its 2005 Annual Meeting of Stockholders filed with the SEC on May 2, 2005 (File No. 000-50564));

(b)	the Company’s Quarterly Reports on Form 10-Q (File No. 000-50564) for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, filed with the SEC on May 16, 2005, August 12, 2005 and November 14, 2005, respectively, including all material incorporated by reference therein;

(c)	the Company’s Current Reports on Form 8-K, filed with the SEC on January 6, 2005, February 1, 2005, February 25, 2005, March 8, 2005, April 11, 2005, April 14, 2005, April 27, 2005, May 5, 2005, June 2, 2005, June 14, 2005, July 22, 2005, July 29, 2005, August 25, 2005, September 19, 2005, September 26, 2005, September 30, 2005, November 17, 2005, November 28, 2005, December 13, 2005, February 8, 2006 and February 9, 2006;

(d)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 30, 2004, including any subsequent amendment or report filed for the purpose of amending such description; and

(e)	the description of the Preferred Share Purchase Rights contained in the Company’s Registration Statement on Form 8-A filed under Section 12(g) of the Exchange Act on April 11, 2005, including any subsequent amendment or report filed for the purpose of amending such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities that may be offered under the Renovis, Inc. 2006 Employment Commencement Incentive Plan, the Amended and Restated Renovis, Inc. 2003 Stock Plan and the Renovis, Inc. Employee Stock Purchase Plan will be passed upon for the Company by Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California 94025. Alan C. Mendelson, Secretary of the Company, is a partner of Latham & Watkins LLP. As of the date of this Registration Statement, Mr. Mendelson and Mark V. Roeder, who is also a partner of Latham & Watkins LLP, hold options to purchase 33,333 and 4,000 shares of the Company’s Common Stock, respectively.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. As permitted by Section 102 of the Delaware General Corporation Law, the Company has adopted provisions in its amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of the Company’s directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Company’s amended and restated certificate of incorporation also authorizes the Company to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, the Company’s bylaws provide that:

•	the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation law, subject to limited exceptions;

•	the Company may indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law;

•	the Company is required to advance expenses incurred to its directors and executive officers in connection with a legal proceeding, subject to limited exceptions;

•	all rights to indemnification and advances to directors and executive officers under the bylaws are deemed to be contractual rights; and

•	the rights provided in the Company’s bylaws are not exclusive.

The Company’s amended and restated certificate of incorporation and its amended and restated bylaws provide for the indemnification provisions described above. In addition, the Company has entered into separate indemnification agreements with its directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require the Company, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require the Company to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms. The Company has purchased a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgment or claim in certain circumstances.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit Number	Document
4.1	Rights Agreement, dated as of March 24, 2005, between Renovis, Inc. and Wells Fargo Shareowner Services, as Rights Agent, including the form of Certificate of Designations of the Series A Junior Participating Preferred Stock of Renovis, Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (1)

5.1	Opinion of Latham & Watkins LLP

10.1	Renovis, Inc. 2006 Employment Commencement Incentive Plan (2)

10.2	Form of Stock Option Agreement under the Renovis, Inc. 2006 Employment Commencement Incentive Plan (3)

10.3	Amended and Restated Renovis, Inc. 2003 Stock Plan (4)

10.4	Renovis, Inc. Employee Stock Purchase Plan (5)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page of this Registration Statement)

(1)	Incorporated by reference as Exhibit 4.13 to the Company’s Annual Report on Form 10-K, as filed March 28, 2005.
(2)	Incorporated by reference as Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed February 9, 2006.
(3)	Incorporated by reference as Exhibit 10.2 to the Company’s Current Report on Form 8-K, as filed February 9, 2006.
(4)	Incorporated by reference as Exhibit 10.3 to the Company’s Current Report on Form 8-K, as filed January 6, 2005.
(5)	Incorporated by reference to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (SEC File No. 333-109806) filed on January 29, 2004.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 10th day of February, 2006.

RENOVIS, INC.

By:	/s/ COREY S. GOODMAN, PH.D.
Corey S. Goodman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Corey S. Goodman and John C. Doyle his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ COREY S. GOODMAN, PH.D. Corey S. Goodman, Ph.D.	Director, President and Chief Executive Officer (Principal Executive Officer)	February 10, 2006

/s/ JOHN C. DOYLE John C. Doyle	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	February 10, 2006

/s/ BRUCE L.A. CARTER, PH.D. Bruce L.A. Carter, Ph.D.	Director	February 10, 2006

/s/ NANCY M. CROWELL Nancy M. Crowell	Director	February 10, 2006

Signature	Title	Date
/s/ ANTHONY B. EVNIN, PH.D. Anthony B. Evnin, Ph.D.	Director	February 10, 2006

/s/ JOHN H. FRIEDMAN John H. Friedman	Director	February 10, 2006

/s/ JUDITH A. HEMBERGER, PH.D. Judith A. Hemberger, Ph.D.	Director	February 10, 2006

/s/ YASUNORI KANEKO, M.D. Yasunori Kaneko, M.D.	Director	February 10, 2006

/s/ EDWARD E. PENHOET, PH.D. Edward E. Penhoet, Ph.D.	Director	February 10, 2006

/s/ JOHN P. WALKER John P. Walker	Director	February 10, 2006

INDEX TO EXHIBITS

Exhibit Number	Document
4.1	Rights Agreement, dated as of March 24, 2005, between Renovis, Inc. and Wells Fargo Shareowner Services, as Rights Agent, including the form of Certificate of Designations of the Series A Junior Participating Preferred Stock of Renovis, Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (1)

5.1	Opinion of Latham & Watkins LLP

10.1	Renovis, Inc. 2006 Employment Commencement Incentive Plan (2)

10.2	Form of Stock Option Agreement under the Renovis, Inc. 2006 Employment Commencement Incentive Plan (3)

10.3	Amended and Restated Renovis, Inc. 2003 Stock Plan (4)

10.4	Renovis, Inc. Employee Stock Purchase Plan (5)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page of this Registration Statement)

(1)	Incorporated by reference as Exhibit 4.13 to the Company’s Annual Report on Form 10-K, as filed March 28, 2005.
(2)	Incorporated by reference as Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed February 9, 2006.
(3)	Incorporated by reference as Exhibit 10.2 to the Company’s Current Report on Form 8-K, as filed February 9, 2006.
(4)	Incorporated by reference as Exhibit 10.3 to the Company’s Current Report on Form 8-K, as filed January 6, 2005.
(5)	Incorporated by reference to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (SEC File No. 333-109806) filed on January 29, 2004.